Registration No. 333-85886 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 66 (d) Dated Monday, September 29, 2003
CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
44181EXP8	$1,774,000.00	2.000%	$1,738,520.00	Fixed	5.750%	Semi-Annual	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moodys Ranking	S & P Rating
10/15/2018	04/15/2004	$30.82	Yes	Senior Unsecured Notes	A1	A

Redemption Information: Callable at 100.000% on 10/15/2006 and every coupon date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

The HFC InterNotes will be subject to redemption at the option of Household Finance Corporation in whole on the interest payment date occurring any time on or after 10/15/2006 at a redemption price equal to 100% of the principal amount of the HFC InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
Recent Developments: Reference is made to the Company's Form 8-K Current Report dated March 28, 2003 for information regarding the acquisition of Household International, Inc., the Company's parent, by HSBC Holdings plc.

Household Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, September 29, 2003 @12:00 PM ET
Settlement Date: Thursday, October 02, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
All Trade Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0443 via Pershing, LLC
InterNotes(SM) is the service mark of Incapital LLC.
All rights reserved.

						Household Finance Corporation $10,000,000,000 HFC InterNotes Prospectus Dated 30-April-03 Page 1 of 1